Integrated Management Information (IMI Global) Reports Second Quarter Financial Results

Tuesday August 14, 6:00 am ET

CASTLE ROCK, CO--(MARKET WIRE)--Aug 14, 2007 --
Selected Highlights:

-- Second quarter revenue up 65% to $530,000 from $320,600
-- Highest revenue quarter since inception
-- Six-month revenue up 52% to $1,001,300 from $661,000
-- Gross margin increases in both second quarter and six-month period
-- USVerified(TM) solutions revenue up 63% in second quarter
-- Hardware sales up 57% in second quarter
-- CattleNetwork.com and CattleStore.com combine for 72% increase in Q2

Integrated Management Information, Inc. (IMI Global) (OTC BB:INMG.OB - News), a leading provider of verification and Internet solutions for the agricultural/livestock industry, today announced financial results for its second quarter ended June 30, 2007.

Second Quarter Results

Revenue was $530,000 in the second quarter, up 65% from revenue of $320,600 in the same quarter last year and up 12% from revenue of $471,000 in the first quarter of 2007. The continued revenue growth was attributed to increasing demand for the Company's USVerified verification and identification services and for advertising on CattleNetwork.com and products on CattleStore.com. Specifically, USVerified solutions increased 63% to $306,500 in the second quarter while related hardware sales, primarily cattle identification tags, grew by 57% to $45,600 in the period. CattleNetwork.com advertising revenue increased 66% to $117,800 in the second quarter while CattleStore.com product sales grew by 84% to $60,000.

Gross profit in the second quarter increased to $315,000, or 59% of revenue, up sequentially from $272,600 in the first quarter and from $168,900, or 53% of revenue, in the same quarter a year ago. The improved margins were attributed to higher overall revenue and strong gross margins in the CattleNetwork business. Selling, general and administrative expense increased 8% to $517,800 from $481,000 due primarily to a planned increased headcount to support growing demand for the Company's USVerified offerings. Specifically, salary expense in the comparative second quarters increased by $140,600 and was partially offset by a $50,000 reduction in contract labor and a $56,300 reduction in professional fees, which were higher in the year-ago quarter due to the going-public process. Included in the SG&A category was $14,000 in non-cash stock-based compensation charges. Net loss in the second quarter declined to $209,600, or $0.01 per share, versus a net loss of $314,800, or $0.02 per share, in the same quarter last year.

Six-Month Results

Six-month revenue increased 52% to $1,001,300 from $661,000 in the same period last year. As in the second quarter, the revenue increase was driven by continued strong demand for the Company's USVerified solutions, which grew by 53% in the first half to $616,100 from $401,500. Related hardware sales, primarily cattle ID tags, increased 16% to $79,400 from $68,300. CattleNetwork.com revenue grew by 73% to $214,200 while CattleStore.com revenue increased 36% to $91,600 for the comparable six-month periods.

Gross margin through six months increased to $587,500, or 59% of revenue, from $357,800, or 54% of revenue, in the same period last year. The increase was due to higher overall revenue and a greater contribution from the higher-margin CattleNetwork advertising revenue stream. Selling, general and administrative expense increased only slightly for the comparative six-month periods -- to $1,075,700 from $1,067,700 -- reflecting the Company's focus on controlling costs. Higher salary expense related to a planned headcount increase was partially offset by lower contract labor, professional services and stock-based compensation costs. The Company reduced its six-month net loss to $500,200, or $0.03 per share, from $716,200, or $0.04 per share, in the same period a year ago.

"Once again we achieved higher revenue, improved gross margins and a reduced net loss," said John Saunders, president and CEO. "We continue to add new customers and expand our recurring revenue base in our USVerified and CattleNetwork businesses, which grew by 53% and 73%, respectively, in the comparative six-month periods. We're also pleased to report that revenue from hardware sales and CattleStore product sales also posted double-digit percentage gains year to date.

"In the second quarter we launched Pet Supply Verified(TM), which leverages our industry leading USVerified and Supply Verified services to enable pet food suppliers and manufacturers to build consumer confidence in the origin and safety of pet food supplies," Saunders added. "We are encouraged by interest from leading pet food makers and retailers and are optimistic that this offering will be successful over the long term. Looking to the second half of 2007 we expect to continue year-over-year increases in revenue and improvement in bottom line results."

Saunders added that the Company is currently negotiating private placement commitments to strengthen its working capital position.

Conference Call

IMI Global will conduct a conference call and Webcast today at 9:30 a.m. Mountain Time (11:30 a.m. Eastern Time). Dial 800-257-1836 for domestic toll free or 303-262-2142 for local and international. Conference ID #11094528. A telephone replay will be available through August 28, 2007. Call 800-405-2236 or 303-590-3000, passcode 11094528.

To access a live Webcast of the call, please visit IMI Global's website at www.IMIGlobal.com and click the Webcast link on the home page. A replay of the Webcast will be available at that website through September 14, 2007.

About IMI Global

Founded in 1995, IMI Global is a leading provider of verification and Internet solutions for the agriculture industry. Go to www.IMIGlobal.com for additional information. IMI has worked with some of the largest agricultural organizations in the United States, providing web-based applications for verification and identification as well as a range of consulting services tailored to meet each customer's needs. IMI operations include CattleNetwork.com, an online service offering market information and industry news to the cattle industry, and CattleStore.com, an online source for livestock supplies, such as animal identification, medical equipment and veterinarian supplies. Additional IMI web sites include USVerified.com, AgNetwork.com and PetSupplyVerified.com.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company's predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about growth, profitability, potential, leadership, the impact and efficacy of the Company's products and services on the marketplace, leveraging the USVerified and SupplyVerified brands, obtaining additional capital, and strengthening its working capital position, are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition, governmental regulation of the beef industry, the market for beef and other factors. In addition, financial results for the three and six-month periods are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company's business, please refer to the Company's SEC filings at www.sec.gov.

Integrated Management Information, Inc.
Condensed Statements of Operations
(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenues	$529,952	$320,568	$1,001,267	$661,028
Cost of sales	215,046	151,715	413,761	303,222
Gross profit	314,906	168,853	587,506	357,806
Selling, general and administrative expenses	517,808	480,974	1,075,660	1,067,712
Loss from operations	(202,902)	(312,121)	(488,154)	(709,906)
Other income (expense):
Interest income	1,085	3,026	2,779	5,277
Interest expense	(7,740)	(5,719)	(14,863)	(11,567)
Net other expense	(6,655)	(2,693)	(12,084)	(6,290)
Loss before income taxes	(209,557)	(314,814)	(500,238)	(716,196)
Income taxes	-	-	-	-
Net loss	$(209,557)	$(314,814)	$(500,238)	$(716,196)
Loss per share	$(0.01)	$(0.02)	$(0.03)	$(0.04)
Average shares outstanding	19,328,839	17,867,515	19,189,950	19,751,890

Integrated Management Information, Inc.
Condensed Balance Sheets

	June 30, 2007 (Unaudited)	December 31, 2006
ASSETS
Current Assets:
Cash and cash equivalents	$86,291	$230,539
Accounts receivable, net	139,349	178,159
Inventory	22,244	14,185
Prepaid expenses	26,389	33,435
Total current assets	274,273	456,318
Restricted cash:
Cash restricted for payment of line of credit	50,000	50,000
Property and equipment:
Equipment and furniture	129,654	115,409
Accumulated depreciation	(89,602)	(83,792)
Property and equipment, net	40,052	31,617
Other assets:
Intangible assets, net	36,513	46,633
Goodwill	418,208	418,208
Total other assets	454,721	464,841
Total assets	$819,046	$1,002,776
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Notes payable	$156,622	$156,622
Accounts payable	210,875	206,466
Accrued expenses	14,633	8,287
Deferred revenues	31,358	10,820
Total current liabilities	413,488	382,195
Notes payable	350,000	350,000
Stockholders' equity:
Common stock	27,579	27,024
Additional paid-in capital	4,600,231	4,315,571
Treasury stock	(1,485,000)	(1,485,000)
Retained (deficit)	(3,087,252)	(2,587,014)
Total shareholders' equity	55,558	270,581
Total liabilities and shareholders' equity	$819,046	$1,002,776

Contact:
Company Contacts:

John Saunders
Chief Executive Officer
303-895-3002

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044